Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces 2006 Third Quarter Results

BRENTWOOD, Tenn., (November 8, 2006) — Advocat Inc. (NASDAQ: AVCA) today announced results for its third quarter and nine months ended September 30, 2006.
Advocat provides long-term care services to nursing home patients in eight states, primarily in the Southeast. The Company has 43 centers containing 4,505 licensed nursing beds.
REVENUE HIGHLIGHTS AND OCCUPANCY RATES FOR THE THIRD QUARTER
For the third quarter, revenue increased to $53.9 million from $51.4 million in 2005, an increase of 4.8%. The increase was due to increased Medicaid rates in certain states, Medicare rate increases, increased Medicare utilization, and an increase in census in 2006 compared to 2005. The average rate of occupancy at the Company’s nursing centers increased to 77.9% in 2006 from 76.5% in 2005. As a percentage of total census, Medicare days increased to 13.0% in the third quarter of 2006, compared to 12.8% in the third quarter of 2005. Medicare revenue was 29.2% of total revenue in 2006 and 29.4% in 2005.
The Company’s average rate per day of Medicare Part A patients increased to $320.26 in 2006 from $308.39 in 2005, and the average rate per day for Medicaid patients increased to $133.66 in 2006 from $129.80 in 2005.
INCOME STATEMENT HIGHLIGHTS FOR THE THIRD QUARTER
Net income from continuing operations was $9.5 million in the third quarter, compared to $2.0 million for the third quarter last year. The Company’s results included a benefit for income taxes of $8.0 million in 2006, compared to a benefit of $0.2 million in 2005. The 2006 results also include a non-cash charge for debt retirement costs of $0.2 million in connection with the Company’s comprehensive refinancing of its debt during the third quarter.
Operating income was $2.4 million in 2006, compared to $2.3 million in 2005. Medicare census declined to 13.0% in the third quarter of 2006 compared to 14.2% in the second quarter of 2006, a greater seasonal decline than expected. Although the effects of this decline on census were offset by an increase in Medicaid census, the contribution to operating income from Medicaid census is lower. Operating income in 2006 was also affected by compliance requirements of the Sarbanes-Oxley Act of 2002, which resulted in additional expense of approximately $0.3 million for the quarter in 2006 compared to 2005, and by a non-cash charge for stock based compensation of approximately $0.1 million.

Net income per common share from continuing operations on a fully-diluted basis was $1.39 in 2006 compared to $0.27 in 2005. There were 6.8 million diluted weighted averaged shares outstanding in the third quarter. The Company’s previously announced restructuring of its preferred stock to eliminate dilution from the conversion of the preferred into common stock was completed in October 2006, and its effects will be reflected beginning in the fourth quarter.
BALANCE SHEET HIGHLIGHTS
Shareholders’ equity increased to $7.9 million at September 30, 2006, compared to a deficit of $16.9 million at December 31, 2005, primarily as a result of 2006 net income of $19.6 million. As discussed below, the Company reduced the valuation allowance on its deferred tax assets in 2006. Self-insured professional liability reserves were $26.8 million at September 30, 2006, compared to $34.5 million at December 31, 2005.
The Company reduced the valuation allowance on its deferred tax assets during 2006. As a result of the continuing improvements in financial results and the completion of the previously announced comprehensive refinancing of its mortgage and bank term debt in August 2006, management concluded that it has addressed the uncertainties surrounding the company’s ability to realize these deferred tax assets.
FUNDS PROVIDED BY OPERATIONS FOR THE QUARTER
Management believes that reviewing funds provided by operations is an important measurement of the Company’s performance. The net cash provided by operating activities before changes in other assets and liabilities (or funds provided by operations) is presented at the end of this press release. Funds provided by operations eliminate the effect of actuarial assumptions, reflects the cash effect of professional liability, excludes the deferred tax benefit and excludes other non-cash charges. Funds provided by operations for the current quarter were $2.7 million compared to $3.0 million in the third quarter last year.
REVENUE AND INCOME HIGHLIGHTS FOR NINE MONTHS
Revenue increased to $161.0 million in 2006 from $149.9 million, an increase of 7.4%. Income from continuing operations for the nine month period was $19.6 million in 2006 compared to $12.7 million in 2005. The Company recorded a non-cash charge for stock-based compensation of $5.1 million in 2006. There was no stock-based compensation expense in 2005. In addition, the 2006 results included a tax benefit of $9.0 million compared to $0.1 million in 2005.
For the nine month periods, net income per common share from continuing operations per diluted common share was $2.94 in 2006 compared to $1.90 in 2005.
FACILITY RENOVATION UPDATE
Two facility renovation projects were completed during the third quarter and a third was completed early in the fourth quarter, bringing the total number of completed projects to four. Two projects are expected to be completed in the first quarter of 2007. Management is currently reviewing plans to begin renovations with the second round of financing recently completed with Omega Healthcare Investors.
One renovated facility was open for the entire third quarter. For that facility, third quarter occupancy improved from 59.8% in 2005 to 81.0% in 2006, and Medicare census as a percent of total increased from 10.4% to 17.1%.

CEO REMARKS
William R. Council, President and CEO, stated “The third quarter and subsequent weeks marked several notable accomplishments in the Company’s turnaround, including:
•	Successful refinancing of $31 million in debt with all covenants being brought into compliance

•	The listing of our common stock on NASDAQ

•	Renewal of our Master Lease with Omega Healthcare Investors to extend term and provide additional financing for facility renovation

•	Restructuring of the convertible preferred to reduce common stock dilution

•	Achieved a new high of 77.9% in overall occupancy
“These accomplishments are allowing our shareholders to benefit from the improved capital structure of the Company. Although seasonal Medicare declines were greater than we expected, we are optimistic that Medicare census will recover in the fourth quarter and we are pleased with the continued growth in total census compared to last year. We are on target to complete additional renovations during the next 12 to 18 months, and think these renovation projects will position us to continue growth in total census and Medicare census.”
CONFERENCE CALL INFORMATION
A conference call has been scheduled to discuss the results for the third quarter on Thursday, November 9, 2006 at 9:00 A.M. Central time (10:00 A.M. Eastern time).
The conference call information is as follows:

Date:	Thursday, November 9, 2006
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	(866) 770-7125 (domestic) or (617) 213-8066 (international)
Passcode:	59742215
A replay of the conference call will be accessible two hours after its completion through November 16, 2006 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 12511376.
FORWARD-LOOKING STATEMENTS
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$7,947	$7,070
Restricted cash	350	625
Receivables, net	18,600	18,147
Deferred income taxes	1,226	1,004
Other current assets	6,270	5,180

Total current assets	34,393	32,026
Property and equipment, net	27,716	39,421
Deferred income taxes	21,897	12,856
Note receivable, net	5,025	5,198
Other assets, net	5,837	4,261

TOTAL ASSETS	$94,868	$93,762

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT):
Current Liabilities
Short-term debt and current portion of long-term debt and settlement promissory notes	$7,540	$47,419
Trade accounts payable	3,887	4,415
Accrued expenses:
Payroll and employee benefits	7,711	8,495
Current portion of self-insurance reserves	5,092	5,952
Other current liabilities	4,115	5,715

Total current liabilities	28,345	71,996
Noncurrent Liabilities
Long-term debt and settlement promissory notes, less current portion	25,993	128
Self-insurance reserves, less current portion	22,866	29,041
Other noncurrent liabilities	4,812	4,717

Total noncurrent liabilities	53,671	33,886
REDEEMABLE CONVERTIBLE PREFERRED STOCK	4,918	4,750
SHAREHOLDERS’ EQUITY (DEFICIT)	7,934	(16,870)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$94,868	$93,762

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
PATIENT REVENUES, NET	$53,891	$51,423	$160,973	$149,914

EXPENSES:
Operating	41,807	40,108	123,105	115,860
Lease	3,860	3,964	11,513	11,925
Professional liability	910	968	(5,090)	(4,813)
General and administrative	3,906	3,179	11,103	9,887
Stock-based compensation	92	—	5,104	—
Depreciation	907	886	2,777	2,571

	51,482	49,105	148,512	135,430

OPERATING INCOME	2,409	2,318	12,461	14,484

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	29	258	269	136
Other income	—	—	207	—
Interest income	146	132	494	401
Interest expense	(892)	(868)	(2,768)	(2,417)
Debt retirement costs	(194)	—	(194)	—

	(911)	(478)	(1,992)	(1,880)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,498	1,840	10,469	12,604
PROVISION (BENEFIT) FOR INCOME TAXES	(7,972)	(177)	(9,088)	(115)

NET INCOME FROM CONTINUING OPERATIONS	9,470	2,017	19,557	12,719
Operating income (loss), net of tax provision (benefit) of $0 and $(7), respectively	(24)	(254)	146	(741)
Gain (loss) on sale, net of tax provision of $0 and $0, respectively	(2)	8	(122)	391

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(26)	(246)	24	(350)

NET INCOME	9,444	1,771	19,581	12,369
PREFERRED STOCK DIVIDENDS, ACCRUED BUT NOT PAID	86	81	254	237

NET INCOME FOR COMMON STOCK	$9,358	$1,690	$19,327	$12,132

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$1.62	$.34	$3.35	$2.18
Income (loss) from discontinued operations	—	(.04)	—	(.06)

	$1.62	$.30	$3.35	$2.12

Per common share — diluted
Income from continuing operations	$1.39	$.31	$2.94	$1.95
Income (loss) from discontinued operations	—	(.04)	—	(.05)

	$1.39	$.27	$2.94	$1.90

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,801	5,725	5,763	5,725

Diluted	6,783	6,498	6,622	6,498

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
NET INCOME	$9,444	$1,771	$19,581	$12,369
Income (loss) from discontinued operations	(26)	(246)	24	(350)

Net income from continuing operations	9,470	2,017	19,557	12,719
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation	907	886	2,777	2,571
Provision for doubtful accounts	312	475	1,248	1,218
Deferred income taxes, net	(8,040)	—	(9,263)	—
Provision for (benefit from) accrual for self-insured professional liability, net	758	814	(5,546)	(5,266)
Payment of professional liability costs	(1,001)	(967)	(2,184)	(3,198)
Stock-based compensation	92	—	5,104	—
Amortization of deferred balances	98	64	185	262
Provision for leases in excess of cash payments	3	59	14	168
Gain on sale of bed license	—	—	(207)	—
Foreign currency transaction (gain) loss	(29)	(258)	(269)	(136)
Debt retirement costs	194	—	194	—
Non-cash interest expense	—	41	86	122
Non-cash interest income	(30)	(101)	(236)	(323)

FUNDS PROVIDED BY OPERATIONS	$2,734	$3,030	$11,460	$8,137

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